Exhibit 99.2

News Release

CONTACT:	Media: (513) 579-5439 Institutional Investors: (513) 534-4546 Shareholders: (866) 670-0468	FOR IMMEDIATE RELEASE June 18, 2008

FIFTH THIRD TO STRENGTHEN CAPITAL POSITION

CINCINNATI—Fifth Third Bancorp today announced actions to strengthen its capital position in light of continued deterioration in credit trends during the second quarter of 2008 and its view that conditions are unlikely to improve in the near-term. The Company’s Board of Directors has approved the following actions:

•	The planned issuance of $1 billion in Tier 1 capital in the form of convertible preferred shares.

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A reduction in the quarterly dividend level. The Company declared its second quarter cash dividend on its common stock and set the level at $0.15 per share, a reduction from the previous $0.44 per share quarterly level. The new dividend is payable on July 22, 2008, to holders of record on June 30, 2008.

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The anticipated sales of certain non-core businesses that, if successfully completed, would supplement common equity capital by an estimated additional $1 billion or more. Fifth Third owns several non-strategic businesses that are not significantly synergistic with its core financial services businesses. We expect these transactions to be completed over the course of the next several quarters.

In conjunction with these actions and a more difficult operating environment, Fifth Third is revising its capital targets and is now targeting an 8 to 9 percent range for its Tier 1 capital ratio. The convertible preferred share issuance and dividend reduction will allow us to readily meet our higher Tier 1 capital ratio target throughout the remainder of 2008. We believe, given the uncertainty with respect to trends in the economy and credit environment, that proceeding with the sale of certain non-core businesses will ensure we remain within our capital ratio target as we move through 2009.

We expect our Tier 1 capital ratio at the end of the second quarter of 2008 to be approximately 8.5 percent, which includes the impact of the First Charter acquisition and related purchase accounting adjustments, which reduced tangible equity ratios by approximately 55 bps. This second quarter ratio does not include a potential reduction of approximately 20 basis points to the Tier 1 capital ratio that would result from an accounting charge to earnings related to leveraged leases in the second quarter of 2008, if we conclude that we are required to record a charge, as discussed more fully in a Form 8-K filed today with the Securities and Exchange Commission.

For future quarters, we have re-evaluated our capital ratios under a range of scenarios for the credit environment. As part of the analysis of the capital actions described above, we considered the possibility of further deterioration in the second half of 2008, as well as continuation and acceleration of more severely stressed conditions through 2009. While viewed as unlikely, even if 2009 charge-off levels were to exceed 2008 expected charge-offs by up to 85 percent, we would expect our Tier 1 capital ratio to remain within the targeted 8 to 9 percent range. Our current outlook for 2008 net charge-offs is approximately 160 to 165 bps of total loans and leases, with second half 2008 net charge-offs of approximately 170 bps annualized. We currently expect the year-end 2008 ratio of reserves to loans and leases to exceed 2 percent, with the actual amount subject to changes in credit trends and reserve modeling. Additionally, we currently expect 2009 net charge-offs to be higher than 2008 levels and provision expense to continue to exceed charge-offs, resulting in continued growth in our loan loss reserves. The expectations outlined in this paragraph apply irrespective of whether we ultimately determine it is appropriate to recognize an accounting charge to earnings relating to our tax position associated with leveraged leases, referenced in the preceding paragraph and discussed more fully later in the Form 8-K filed today.

The following table outlines the Company’s expected second quarter 2008 capital ratios reflecting the reduction in the second quarter dividend payable and the planned $1 billion convertible preferred share offering. The ratios do not include the benefit of the anticipated asset sales, which would be approximately 85-90 bps depending on the ratio at issue, or the possible effect of a second quarter 2008 charge related to leveraged leases outlined more fully in the Form 8-K filed today. In conjunction with the planned convertible preferred share offering, the Company has replaced its previous tangible common equity target with a tangible equity target reflecting the presence of preferred shares within its capital structure. The tangible common equity ratio at the end of the second quarter of 2008 is expected to be approximately 5.4 to 5.5 percent.

	Including planned issuance	Target range	Regulatory “Well-Capitalized” Minimum
Tier 1 capital ratio	8.5%	8-9%	6%
Total capital ratio	12.2%	11.5-12.5%	10%
Tangible equity ratio	6.3%	6-7%	n/a

“We are taking a number of significant steps to fortify our balance sheet and improve the quality and composition of our capital base,” said Kevin T. Kabat, President and CEO of Fifth Third Bancorp. “We expect these actions to enable us to weather further depreciation in home prices as well as a significant weakening in economic activity relative to current levels. These actions reflect our commitment to protect the health and strength of Fifth Third.

Many areas of our business are performing well as demonstrated by our pre-provision earnings before taxes in the quarter, which are expected to grow in excess of 10 percent from a year ago. However, our bottom line results won’t meet our expectations. We are not satisfied with these results and know that they are as disappointing to investors as well.

We recognize that our dividend payments are important to our shareholders,” Kabat continued. “The decision to reduce the dividend was difficult, but we are confident it is the right step to take in light of our expected levels of earnings over the near-term and the benefits of building capital at a higher pace during this part of the current credit and economic cycles. Companies retain earnings to support the growth of their businesses and to provide support for difficult times such as these. This is a time where retaining more of our earnings is appropriate. While we cannot predict when the housing market or the economy will improve, we expect that as conditions normalize and credit costs decline our future earnings generation levels would permit increased dividend payments.

While our earnings are being reduced by provision expense, these provisions—which we estimate will be approximately $350-375 million greater than net charge-offs for the second quarter—will build our allowance for loan and lease losses to absorb inherent losses in our portfolio.

One of Fifth Third’s significant strengths is that we have a number of assets and businesses that on a stand-alone basis, are valued at significantly higher price/earnings multiples than bank stocks generally, and have maintained their value during the market events of the past year or more. These businesses are profitable, but we continually evaluate their role within our business portfolio, relative to their market value, as part of our overall strategic planning activities. These businesses give us a meaningful level of flexibility, and clearly provide an efficient means of building a very strong capital position in a short period and delivering longer-term value for our investors.” Kabat concluded.

Other Matters

Goldman, Sachs & Co. served as capital advisor in Fifth Third’s capital planning.

Other Events

We have filed with the Securities and Exchange Commission today a Form 8-K containing additional information regarding the matters discussed in the press release.

We expect to report second quarter 2008 earnings on July 22, 2008. The earnings announcement will be available at www.53.com at approximately 6:30 AM ET. We will host a conference call at approximately 8:30 AM ET the morning of the release to discuss results.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $111 billion in assets, operates 18 affiliates with 1,314 full-service Banking Centers, including 102 Bank Mart® locations open seven days a week inside select grocery stores and 2,333 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2008, has $212 billion in assets under care, of which it managed $31 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third's common stock is traded on the NASDAQ(R) National Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report contains or incorporates estimates and statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically, the real estate market, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) our ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments and the use of estimates for results of current or future periods; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) the potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) ability to secure confidential information through the use of computer systems and telecommunications networks; and (20) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

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